UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 5, 2016

MICROBOT MEDICAL INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-19871	94-3078125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5 HaMada St.,
Yokneam 2069204, Israel
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: +972-4-8200-710

StemCells, Inc.
39899 Balentine Drive, Suite 200
Newark, CA 94560
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 5, 2016, Microbot Medical Inc. (the “Company”), appointed Yehezkel (Hezi) Himelfarb as its new Chief Operating Officer and the General Manager of its Israeli operations.

Mr. Himelfarb, age 59, was the Chief Executive Officer from 2008 through November 2016 and a member of the board of directors from 2008 through August 2016 of IceCure Medical Ltd., Tel Aviv Stock Exchange listed company that develops advanced cryotherapy systems (cryoablation) intended for the growing physician-office market. Prior to that, from 1999 to 2008, Mr. Himelfarb was the President, Chief Executive Officer and a member of the board of directors of Remon Medical Technologies, Inc., a venture backed US/Israeli company that developed and commercialized smart, miniature implants which enabled physicians to assess and treat a variety of medical conditions, where he, among other things, led its acquisition by Boston Scientific. From 1996 to 1999, he was the Vice President and Chief Operating Officer of Medtronic-InStent (Israel), which was part of Medtronic’s vascular division. From 1982 to 1996, Mr. Himelfarb had various positions at Scitex Corporation Ltd., which was an Israeli-based company specializing in specialty equipment production. Mr. Himelfarb holds a B.Sc. in Electronic Engineering and an M.B.A. in Marketing and Engineering Management, both from Tel Aviv University.

Microbot Medical Ltd., the Company’s wholly-owned subsidiary (the “Subsidiary”), entered into an employment agreement (the “Agreement”) with Mr. Himelfarb on December 5, 2016, to serve as its Chief Operating Office and General Manager, on an indefinite basis subject to the termination provisions described in the Agreement. Pursuant to the terms of the Agreement, Mr. Himelfarb shall receive a base salary of NIS 64,000 per month or NIS 768,000 per year. The salary will be reviewed on an annual basis by the Company’s Board of Directors to determine potential salary increases.

Mr. Himelfarb shall be entitled to grants or payments subject to the adoption by the Company at its discretion of a bonus plan or policy. Mr. Himelfarb shall also entitled participate in the Company’s motor vehicle program and receive a motor vehicle from the Company’s vehicle pool, which shall be leased or rented by the Company for use by Mr. Himelfarb. The Company shall pay an amount equal to 8.33% of Mr. Himelfarb’s salary, which shall be allocated to a fund for severance pay to Mr. Himelfarb, and an additional amount equal to 6.25% of Mr. Himelfarb’s salary (6.5% as of January 1, 2017), which shall be allocated to a pension plan, in addition to disability insurance contributions and as otherwise may be required by applicable Israeli law from time to time. The Company shall also contribute to an educational fund an amount equal to 7.5% of each monthly payment of Mr. Himelfarb’s full salary. Mr. Himelfarb is also entitled to options to purchase 1,087,627 shares of the Company’s common stock, which represents 3% of the Company’s issued and outstanding shares of common stock as of the closing of the Company’s merger transaction with the Subsidiary on November 28, 2016. Such options have not yet been granted.

The agreement contains customary non-competition provisions pursuant to which Mr. Himelfarb agrees not to compete with the Company. Mr. Himelfarb also agreed to customary terms regarding confidentiality and ownership of intellectual property.

The foregoing description of the Agreement is not complete and is subject to and qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 hereto, and is incorporated herein by reference.

On December 5, 2016, Harel Gadot, the Company’s existing Chairman and Chief Executive Officer, was also appointed as the Company’s President by the Board of Directors.

Item 8.01.	Other Events.
On December 6, 2016, the Company issued a press release announcing the appointment of Hezi Himelfarb as General Manager and Chief Operating Officer. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
10.1	Employment Agreement
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROBOT MEDICAL INC.

By:	/s/ Harel Gadot
Harel Gadot Chairman and Chief Executive Officer

Date: December 8, 2016